Exhibit 10.24

CNB FINANCIAL CORPORATION

DEFINED CONTRIBUTION PLAN

FOR GREG DIXON

Effective January 2, 2022

PAGE ARTICLE I—PURPOSE    1
ARTICLE II—DEFINITIONS    1
1.1Account    1
1.2Administrative Committee    1
1.3Beneficiary    1
1.4Board or Board of Directors    1
1.5Cause    1
1.6Change in Control    1
1.7Code    2
1.8Disability    2
1.9Distribution Election    2
1.10Effective Date    2
1.11Bank Contribution Account    2
1.12Bank Contribution    2
1.13ERISA    3
1.14Installment Eligible or Installment Eligibility    3
1.15Interest Rate    3
1.16Plan    3
1.17Plan Year    3
1.18Separation from Service    3
1.19Small Benefit    3
1.20Specified Employee    3
ARTICLE III—PARTICIPATION AND ACCOUNTS    4
1.1Participation    4
1.2Bank Contributions    4
ARTICLE IV—VESTING AND FORFEITURE    4
1.1Vesting of Bank Contributions    4
1.2Forfeiture of Bank Contributions    4
ARTICLE V—EARNINGS    4
1.1Earnings on Accounts    4
1.2Statement of Account    5

PAGE ARTICLE VI—DISTRIBUTIONS FROM THE PLAN    5
1.1Benefit upon Separation from Service after Attainment of Installment Eligibility    5
1.2Benefit upon Separation from Service prior to Attainment of Installment Eligibility    5
1.3Change in Time of Payment    5
1.4Time of Payment    6
1.5Benefit upon Death    6
1.6Benefit upon a Change in Control    6
1.7Benefit upon a Disability    6
1.8Small Benefit    6
1.9Delayed Payments    7
1.10Withholding and Payroll Taxes    7
1.11Payment to Guardian    7
ARTICLE VII—BENEFICIARY DESIGNATION    7
1.1Beneficiary Designation    7
1.2Changing Beneficiary    7
1.3No Beneficiary Designation    8
1.4Effect of Payment    8
ARTICLE VIII—ADMINISTRATION    8
1.1Administration    8
1.2Agents    8
1.3Binding Effect of Decisions    8
ARTICLE IX—CLAIMS PROCEDURE    8
9.1    Claim Procedures    8
ARTICLE X—AMENDMENT AND TERMINATION OF PLAN    10

PAGE ARTICLE XI—MISCELLANEOUS    10
1.1Unfunded Plan    10
1.2Unsecured General Creditor    10
1.3Trust Fund    11
1.4Nonassignability    11
1.5Not a Contract of Employment    11
1.6Executive Cooperation    11
1.7Governing Law    11
1.8Validity    11
1.9Gender    12
1.10Successors    12
1.11Notices    12
1.12Compliance with Code Section 409A    12
1.13Entire Agreement    12

SCHEDULE A
Payment Form Election

SCHEDULE B
Beneficiary Designation

CNB FINANCIAL CORPORATION DEFINED CONTRIBUTION PLAN FOR GREG DIXON

ARTICLE I—PURPOSE

CNB Financial Corporation, a Pennsylvania banking corporation (the “Bank”) hereby adopts CNB Financial Corporation Defined Contribution Plan for Greg Dixon (the “Plan”) to provide current tax planning opportunities and supplemental funds upon retirement or death for Greg Dixon (“Executive”). The Plan is intended and shall be interpreted to comply with Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for the Executive.

ARTICLE II—DEFINITIONS

1.1Account

“Account” means the interest of the Executive in the Plan as represented by the bookkeeping entries kept by the Bank. An Account may include separate subaccounts, as may be required.

1.2Administrative Committee

“Administrative Committee” shall mean the compensation committee of the Board of Directors pursuant to Article VIII of the Plan.

1.3Beneficiary

“Beneficiary” means the person, persons or entity last designated by the Executive to receive any benefits payable after Executive’s death pursuant to Article VII of the Plan.

1.4Board or Board of Directors

“Board” or “Board of Directors” means the Board of Directors of the Bank.

1.5Cause

“Cause” means deliberate dishonesty of the Executive with respect to the Bank, gross negligence, gross neglect, or the commission of a felony or gross-misdemeanor which results in any material adverse effect on the Bank.

1.6Change in Control

“Change in Control” means a change in control of CNB Financial Corporation, as described in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder except that in determining if there has been a “change in the effective control” of CNB Financial Corporation, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi), “thirty percent” shall be replaced with “fifty-one percent.”

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1.7Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

1.8Disability

“Disability” and “Disabled” mean the Executive is:

(a)Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b)By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank; or

(c)Determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

The Administrative Committee will determine whether or not the Executive has incurred a Disability under subsections (a) and (b) above based on such evidence as it deems necessary or appropriate.

1.9Distribution Election

“Distribution Election” is the election the Executive makes as to either form of payment or time of payment, or both, under the provisions of Article VI with respect to his or her Bank Contribution Account. Distribution Elections made pursuant to Article VI shall be irrevocable on January 1, 2022, except as may be provided in Section 6.3.

1.10Effective Date

“Effective Date” means January 2, 2022.

1.11Bank Contribution Account

“Bank Contribution Account” means the Account(s) established to record Bank Contributions and any earnings credited thereto.

1.12Bank Contribution

“Bank Contribution” means the amount the Bank credits to the Executive’s Bank Contribution Account as a nonelective contribution in accordance with Section 3.2 of the Plan. This shall be 10% of Executive’s annual base salary, not including any annual bonuses, group-term life insurance premiums, any noncash benefit provided to the Executive, or any fringe benefit under Code Section 132, whether or not excludible from gross income. This contribution shall be calculated before any payroll reduction for any amounts deferred by the Executive pursuant to the Bank’s tax qualified plans maintained under Code Section 401(a) or a plan maintained under Code Section 125, or under this Plan.

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1.13ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all guidance and regulations promulgated thereunder.

1.14Installment Eligible or Installment Eligibility

“Installment Eligible” or “Installment Eligibility” means the point in time when the Executive has become eligible to receive installment distributions under Section 6.1 because the Executive has attained age sixty-two (62) prior to the Executive’s Separation from Service.

1.15Interest Rate

“Interest Rate” means the earnings rate credited to an Account. The earnings rate credited for a Plan Year shall be a fixed rate of 4%.

1.16Plan

“Plan” means the CNB Financial Corporation Defined Contribution Plan for Greg Dixon as set forth in this document and any Distribution Election, as the same may be amended from time to time.

1.17Plan Year

“Plan Year” means the calendar year.

1.18Separation from Service

“Separation from Service” and “Separated from Service” means the Executive’s termination of employment with the Bank and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Bank pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent” shall be substituted for “eighty percent.” Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of service to the Bank if the Executive has been providing services to the Bank for less than thirty-six (36) months).
Separation from Service shall be determined consistent with and pursuant to Code Section 409A(a)(2)(A)(i).

1.19Small Benefit

“Small Benefit” means a lump-sum payment pursuant to Section 6.8 of the Plan.

1.20Specified Employee

“Specified Employee” means a specified employee as defined in Code Section 409A(a)(2)(B).

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ARTICLE III—PARTICIPATION AND ACCOUNTS

1.1Participation

The Executive shall commence participation in this Plan as of the Effective Date.

1.2Bank Contributions

On the first business day of each year, until Executive has a Separation from Service, a contribution will be allocated to the Executive’s Bank Contribution Account.

ARTICLE IV—VESTING AND FORFEITURE

1.1Vesting of Bank Contributions

(a)Bank Contributions. Executives shall be 0% vested in their Bank Contributions until the later of the date that they attain age fifty-five (55) or five (5) years of service, at which point they shall be 100% vested in all Bank Contributions.

(b)Effect of Separation from Service. The vested percentage in any partially vested Bank Contributions shall not increase after the Executive’s date of Separation from Service.

(c)Full Vesting upon the Occurrence of Certain Events. The Executives shall immediately fully vest in all Bank Contributions upon the occurrence of any of the following events:
(i)The Executive’s death;

(ii)The Executive’s Disability; or

(iii)CNB Financial Corporation undergoes a Change in Control.

1.2Forfeiture of Bank Contributions

Notwithstanding Section 4.1 or anything in this Plan to the contrary, the payment of benefits from the Bank Contributions Account may, at the discretion of the Board, be prohibited or discontinued, and such benefits forfeited if the Executive is involuntarily Separated from Service for Cause or if, within six months following the Executive’s Separation from Service, the Board determines it could have involuntarily Separated from Service the Executive for Cause.

ARTICLE V—EARNINGS

1.1Earnings on Accounts

Each December 31, the Executive’s Bank Contributions Account shall be credited with an amount equal to the Interest Rate for that Plan Year multiplied by the balance in the Bank Contributions Account as of the previous December 31 plus the amount of the Bank Contribution credited to the Executive’s Bank Contribution Account as of January 1 under Section 3.2. If the Bank Contribution was credited on a date other than January 1 for a Plan Year, the Interest Rate credited to this portion of the Executive’s Bank Contribution Account shall be prorated for the number of days it actually was included in the Bank Contribution Account for that Plan Year.

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1.2Statement of Account

From time to time, but not less frequently than annually, the Bank shall provide to the Executive a benefit statement setting forth the balance of the Bank Contribution Account maintained for the Executive.

ARTICLE VI—DISTRIBUTIONS FROM THE PLAN

1.1Benefit upon Separation from Service after Attainment of Installment Eligibility

(a)Form of Payment. Prior to the Effective Date, the Executive shall be required to elect the manner in which the vested amount of the Bank Contribution Account, if any, shall be distributed upon Separation from Service after the Executive becomes Installment Eligible. The Executive may choose either:

(i)Lump sum; or

(ii)Annual installments for a period of ten (10) years. The first installment shall be paid as provided under Section 6.4 or Section 6.7, as appropriate. Each subsequent annual installment shall be redetermined and paid as of the anniversary date of the first installment payment based on the then remaining Account balance and the remaining number of installments.

(b)Default. In the event the Executive does not timely elect the manner in which the Executive’s Bank Contribution Account is to be distributed, such Account shall be distributed in a lump sum.
1.2Benefit upon Separation from Service prior to Attainment of Installment Eligibility Form of Payment. Irrespective of Distribution Election(s) previously made by the
Executive for his Bank Contribution Account, all vested balances in the Executive’s Bank Contribution Account shall be distributed as a result of his Separation from Service, other than retirement, prior to attainment of Installment Eligibility in a lump sum.

1.3Change in Time of Payment

The Executive may subsequently change a Distribution Election provided:

(a)Such election is submitted to the Administrative Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan;

(b)Such election shall not take effect until twelve (12) months after it is submitted to the Administrative Committee in writing; and

(c)The payment of benefits from the Executive’s Bank Contribution Account to which a subsequent election applies shall not commence until at least five (5) years from the date such payment would otherwise have been made.

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1.4Time of Payment

Upon the Executive’s Separation from Service for any reason other than death or Disability, the Bank shall pay to the Executive a benefit equal to the vested balance in the Executive’s Bank Contribution Account(s) in accordance with this Article VI. A lump sum distribution or the first in a series of installment payments under Section 6.1 shall be made within ninety (90) days of the later of the Executive’s date of Separation from Service or his attainment of age sixty-two (62), subject to Sections
6.8 and 6.9 of the Plan.

1.5Benefit upon Death

(a)Prior to Commencement of Benefits. If the Executive dies prior to the commencement of benefit payments under this Plan, the Bank shall pay to the Beneficiary the Executive’s vested Bank Contribution Account balances in a lump sum within ninety (90) days of the Executive’s date of death.

(b)After the Commencement of Benefits. If the Executive dies following the commencement of benefit payments, the Bank shall pay to the Beneficiary any remaining installment payments that would have been paid to the Executive had the Executive survived. Such payments shall be made at the same time and in the same form as the Executive would have received had he or she survived.

(c)After the Completion of Distributions. If the Executive dies after all Account balances have been completely distributed, no death benefit shall be payable to the Beneficiary.

1.6Benefit upon a Change in Control

(a)Separation from Service After Change in Control. If the Executive has a Separation from Service within one (1) year of an event constituting a Change in Control, their benefit shall be paid as a lump sum within ninety (90) days of the post-Change in Control Separation from Service, regardless of whether they have reached Installment Eligibility.

(b)Post Change in Control Benefit Upon Death. If the Executive dies after an event constituting a Change in Control, the benefit shall be paid as provided in Section 6.5.

1.7Benefit upon a Disability

Form and Timing of Payment. If the Executive is found to be Disabled, the Executive shall be paid as provided under his Distribution Election in either a lump sum or installments. A lump sum distribution or the first in a series of installment payments under Section 6.1 shall be payable immediately or as soon as administratively possible, but in no case shall such payment be delayed longer than ninety
(90) days of the finding that the Executive is Disabled.

1.8Small Benefit

Notwithstanding anything herein to the contrary, but subject to Section 6.9 of the Plan, if, on the date payment is to commence, the Executive’s vested Bank Contributions Account balance (plus the Executive’s vested interest in any other plan or plans required to be aggregated with this Plan under Section 409A) is less than the then current IRS limit on elective deferrals to a 401(k) plan under Code Section 402(g)(1)(B), such Account balance shall be paid to the Executive in a single lump sum within ninety (90) days of the Executive’s date of Separation from Service.

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1.9Delayed Payments

Notwithstanding anything herein to the contrary, if the Executive is a Specified Employee as of his or her date of Separation from Service except due to death, payment of Executive’s Account may not be made or commence before the date that is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Executive). If the Executive’s Account is scheduled to be paid in annual installments, then the first payment following the six (6) month delay will be valued as of the date the payment will be made, and subsequent payments will be made on the anniversary of the date payment was actually made.

1.10Withholding and Payroll Taxes

The Bank shall withhold from Plan payments any taxes required to be withheld from such payments under federal, state or local law. In addition, any withholding of taxes required with respect to the vesting of Bank Contributions that is required by federal, state, or local law, including but not limited to FICA and Medicare taxes, shall be withheld from the Executive’s compensation. The Executive shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

1.11Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrative Committee may direct payment to the guardian, conservator, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Administrative Committee may require proof of minority, incompetency, incapacity, conservatorship or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE VII—BENEFICIARY DESIGNATION

1.1Beneficiary Designation

The Executive shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Executive’s death prior to complete distribution of the Executive’s vested benefit. Each Beneficiary designation shall be in a written form prescribed by Administrative Committee and shall be effective only when filed with Administrative Committee during the Executive’s lifetime.

1.2Changing Beneficiary

Any Beneficiary designation may be changed by the Executive without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. The filing of a new designation shall supersede all designations previously filed. If the Executive’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

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1.3No Beneficiary Designation

If the Executive fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Executive or before complete distribution of the Executive’s benefits, the Executive’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)The Executive’s surviving spouse;

(b)The Executive’s children in equal shares, except that if any of the children predecease the Executive with surviving issue, then such issue shall take by right of representation;

(c)The Executive’s estate.

1.4Effect of Payment

Payment to the Beneficiary shall completely discharge Bank’s obligations to the Executive and Beneficiary under this Plan.

ARTICLE VIII—ADMINISTRATION

1.1Administration

The Plan shall be administered by the Administrative Committee, which shall be the person or persons appointed by the Board of Directors or the Chief Executive Officer of the Bank to administer the Plan, and which shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve, in its sole discretion, any and all questions, including interpretations of the Plan, as may arise in such administration.

1.2Agents

The Administrative Committee may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Bank.

1.3Binding Effect of Decisions

The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE IX—CLAIMS PROCEDURE

1.1Claim Procedures

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Administrative Committee.

(a)Initial Claim Review. If the claim is wholly or partially denied, the Administrative Committee will, within ninety (90) days (one hundred eighty (180) days in special

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circumstances) after the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i)The specific reason or reasons for which the claim was denied;

(ii)Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Administrative Committee relied to deny the claim;

(iii)A description of any additional material or information that the Claim- ant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv)An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial ninety (90) day review period of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render a decision.

In addition, notwithstanding the foregoing, if the claim relates to a disability determination (“Disability Claim”), the decision shall be rendered within forty-five (45) days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Administrative Committee. The claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA.

(b)Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days (one hundred and eighty (180) days in the case of a Disability Claim) after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Administrative Committee. If no such review is requested, the initial decision of the Administrative Committee will be considered final and binding.

The Administrative Committee’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Administrative Committee relied to deny the appeal. The Administrative Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA if the claim is denied on review.

The Administrative Committee’s decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a Disability Claim) after its receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the Claimant’s request for review ninety (90) days in the case of a Disability Claim). If the Administrative Committee generates any new evidence during the process of reviewing a Disability Claim, the Claimant shall be provided with such new evidence in sufficient time to respond to the new evidence within the review period. If special circumstances

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require an extension of time for processing, the Claimant will be notified within the initial sixty
(60) day period of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render a decision.

The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to the provisions of the Plan on which the decision is based and other information required by ERISA, as well as an explanation of the Claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability claim).

(c)Exhaustion of Plan’s Claims and Review Procedures Required; Limitations on Legal Actions. The Plan’s claims and appeal procedures described above must be exhausted with respect to any claim of any kind relating to the Plan. If any legal action is permitted to be filed with respect to a Disability Claim under the Plan, such action must be brought by the Claimant no later than one (1) year after the Administrative Committee’s denial of the claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

ARTICLE X—AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

(a)No amendment or termination shall adversely affect the rights or benefits of the Executive under the Plan without the Executive’s prior written consent; and

(b)Any amendment to, or termination of, the Plan, including any change in the timing or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

ARTICLE XI—MISCELLANEOUS

1.1Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Plan and make no further benefit payments if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

1.2Unsecured General Creditor

The Executive and his Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank. Such policies, annuity contracts or other assets of the Bank shall not be held in any trust for the benefit of the Executive, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of any

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Bank under this Plan. Any and all of the Bank’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

1.3Trust Fund

In its discretion, the Bank may establish one (1) or more trusts, with such trustees as the Bank may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to the Bank’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan with respect to the Executive are paid from any such trust, that Bank shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Bank.

1.4Nonassignability

The Executive shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive, nor shall they be transferable by operation of law in the event of the Executive’s bankruptcy or insolvency.

Notwithstanding the above paragraph, the Bank may accelerate the time for paying benefits to someone other than the Executive to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

1.5Not a Contract of Employment

This Plan shall not constitute a contract of employment between the Bank and the Executive. Nothing in this Plan shall give the Executive the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge the Executive at any time.

1.6Executive Cooperation

The Executive shall cooperate with the Bank by furnishing any and all information requested by the Bank in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Bank may deem necessary and taking such other action as may be requested by the Bank.

1.7Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of Pennsylvania except as preempted by federal law.

1.8Validity

If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

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1.9Gender

The masculine gender shall include the feminine and the singular shall include the plural, except where the context expressly dictates otherwise.

1.10Successors

This Agreement shall bind the Executive, the Bank, and their heirs, successors, personal representatives and assigns. The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.

1.11Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Bank at its principal place of business, or to the Executive at his last known address as shown in the Bank’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

1.12Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

1.13Entire Agreement

This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties between the Executive and the Bank pertaining to the subject matter hereof, other than those as set forth or provided for herein.

CNB Financial Corporation

By:

Dated:

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